Exhibit 4.49

Loan Agreement

This Loan Agreement (hereinafter referred to as this “Agreement”) is entered into on this 26th day of March, 2012 in Hong Kong by and between:

Shanda Capital Limited (hereinafter referred to as the “ Borrower”), a company incorporated and existing in accordance with the laws of the British Virgin Islands with its principal business address at Commerce House,Wickhams Cay 1,P.O.Box 3140,Road Town,British Virgin Islands,VG1110; and

Ku6 Media co., Ltd. (hereinafter referred to as the “Lender”), a company incorporated and existing in accordance with the laws of the Cayman Islands with its principal business address at Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman,KY1-1111 ,Cayman Island.

The Borrower and the Lender may hereafter collectively be referred to as the “Parties” and, individually, as the “Party”.

1.                                      Amount of Loan

Subject to provisions of this Agreement, the Lender hereby agrees to grant a loan (the “Loan”) in the aggregate amount of USD 470,000 to the Borrower.

2.                                      Purpose of Loan

The Borrower shall use the Loan for general corporate purposes.

3.                                      Loan Interest

The Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loan from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to 3%, payable on the loan due date, commencing on the loan withdrawing date.

4.                                      Repayment of Loan

All outstanding principal amounts of the Loan will mature on Mar 25th, 2013, unless otherwise demanded by the Lender in writing upon giving the Borrower at least ten (10) days notice. Unless otherwise agreed by the Lender, the Borrower may not prepay the Loan prior to such maturity date.

Borrower shall fully repay and pay off the entire loan principal and the interest accrued thereof before Mar 25th, 2013. The interest shall be calculated based on the agreed interest rate and the actual borrowing days, which shall be settled and paid off along with the repayment of the loan principal.

5.                                      Governing Law

This Agreement shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules of Hong Kong.

6.                                    Dispute Resolution

6.1            If any dispute arises between the Parties hereto in connection with or arising out of the validity, interpretation, implementation or alleged breach of any provision of, or based on any matter arising out of or in connection with, this Agreement, or the transactions contemplated hereby, the Parties hereto shall endeavor to negotiate and settle such dispute amicably. The foregoing provision for mandatory negotiation is deemed an agreement to arbitrate for purposes of enforcing compliance. If a Party gives the other Party notice that such a dispute has arisen and the Parties to such dispute are unable to resolve the dispute amicably within 30 calendar days of such notice, the attempt to bring about an amicable settlement shall be considered to have failed.

6.2            In the event of such failure, such dispute (including any issues as to the arbitrability of such dispute) shall be submitted to binding arbitration, administered by a single arbitrator (the “Arbitrator”) in Hong Kong, in accordance with the Rules of the Hong Kong International Arbitration Center, as amended by this Agreement.

6.3            The non-prevailing Party shall be required to bear the costs of the arbitration proceedings including the fees and expenses of the Arbitrator. Each Party shall bear the costs of preparing and presenting its case, including its own attorney’s fees. The Parties agree that this provision and the Arbitrator’s authority to grant relief shall be subject to the provisions of this Agreement. The Arbitrator’s decision shall follow the plain meaning of this Agreement and shall be final and binding.

7.                          Miscellaneous

7.1            No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by both Parties.

7.2            Anything not covered herein shall be made in a supplementary agreement upon the negotiation of the Parties. Such supplementary agreement shall have the same force and effect with this Agreement.

7.3            This Agreement is made in two (2) counterparts with the Borrower and the Lender holding one (1) counterpart.

[Signature Page Follow]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to enter into this Agreement as of the date and year first above written.

Borrower

Authorized Representative:

Name:	/s/ Danian Chen

Lender

Authorized Representative:
Name:	/s/ Yu Shi